Exhibit 99.1

FOR IMMEDIATE RELEASE

Tucows Reports Continuing Strong Financial Results
for Second Quarter of 2012

– Company Achieves Ninth Consecutive Quarter of Record Revenue –

TORONTO, August 13, 2012 – Tucows Inc. (NYSE AMEX:TCX, TSX:TC), a global provider of domain names and other Internet services, today reported its financial results for the second quarter ended June 30, 2012. All figures are in U.S. dollars.

Summary Financial Results
(In Thousands of US Dollars, Except Per Share Data)

	3 Months Ended June 30, 2012 (unaudited)	3 Months Ended June 30, 2011 (unaudited)	6 Months Ended June 30, 2012 (unaudited)	6 Months Ended June 30, 2011 (unaudited)
Net revenue	28,153	23,046	55,690	45,601
Income before provision for income taxes and change in fair value of forward exchange contracts	1,409	638	3,359	1,151
Net income for the period	696	566	2,360	1,294
Net earnings per common share	0.02	0.01	0.05	0.02
Net cash provided by operating activities	4	825	2,084	1,587

Summary of Revenues and Cost of Revenues
(In Thousands of US Dollars)

	Revenue		Cost of Revenue
	3 Months Ended June 30, 2012 (unaudited)	3 Months Ended June 30, 2011 (unaudited)	3 Months Ended June 30, 2012 (unaudited)	3 Months Ended June 30, 2011 (unaudited)
Wholesale
Domain Service	21,668	18,220	18,011	15,101
Value-Added Services	2,589	2,208	537	507
Total Wholesale	24,257	20,428	18,548	15,608

Retail	2,298	1,278	1,357	419
Portfolio	1,598	1,340	216	198

Network, other costs	-		1,214	1,235
Network, depreciation and amortization costs	-		192	220
Total revenue/cost of revenue	28,153	23,046	21,526	17,680

NOTE: Beginning in the first quarter of 2012, Tucows reclassified its revenue streams into three distinct service offerings: Wholesale, Retail and Portfolio1. The realignment is intended to better reflect the manner in which these revenue streams are generated and assessed by management.
"The second quarter was our ninth consecutive quarter of record revenue, up 22% year-over-year," said Elliot Noss, President and Chief Executive Officer, Tucows Inc. "Our strong performance was driven by meaningful growth in each of our three service categories. Wholesale continues to benefit from new service introductions and customer wins. Retail continues to grow as a result of our relentless focus on customer experience. Our Portfolio is providing predictable revenue streams with strong inventory sales."

Mr. Noss continued, "With this kind of consistency in our performance and leverage in our business model, plus promising new opportunities on the horizon like gTLDs and Ting, Tucows is well positioned to deliver continued growth and to return capital to shareholders over the long term."

Net revenue for the second quarter of 2012 increased 22% to a record $28.2 million from $23.0 million for the second quarter of 2011 and was driven by growth in each of the Company’s three service categories.

Net income for the second quarter of 2012 was $0.7 million, or $0.02 per share, compared with net income for the second quarter of 2011 of $0.6 million, or $0.01 per share.

Deferred revenue at the end of the second quarter of 2012 was $74.5 million, an increase of 12% from $66.8 million at the end of the second quarter of 2011 and an increase of 2% from $73.0 at the end of the first quarter of 2012.

Cash and cash equivalents at the end of the second quarter of 2012 were $4.5 million compared with $6.4 million at the end of the first quarter of 2012 and relatively unchanged from the end of the second quarter of 2011.  During the second quarter of 2012, the Company generated cash flow from operations of $4,000 compared with $825,000 for the same quarter of 2011. Cash flow from operations during the second quarter of 2012 was impacted by the Company investing $1.1 million in applications to own and operate six new gTLD registries under ICANN’s new gTLD program. In addition, the Company used $1.6 million for the repurchase of stock under its ongoing normal course issuer bid, $0.3 million for principal repayments under its credit facility and invested $0.2 million in equipment purchases.

1 Service Offerings:  Wholesale, primarily branded as OpenSRS, is composed of revenue generated by the OpenSRS Domain Service and Other Value-Added Services, including hosted email, SSL and other trust certificates, bulk sale of domain names and advertising from the OpenSRS Domain Expiry Stream, web publishing tools, mobile phone services, third-party marketing funds, and billing software for ISPs.  Retail is primarily composed of services to individuals and small businesses, including Hover, which generates revenue from the sale of domain name registration and email, and Ting, which generates revenue from mobile phone services. Portfolio includes revenue generated by the resale of names from the domain name portfolio and advertising revenue from the Company’s domain name portfolio and two large advertising-supported websites.

Conference Call

Tucows management will host a conference call today, Monday, August 13, 2012 at 5:00 p.m. (ET) to discuss the Company’s second quarter 2012 results. Participants can access the conference call via the Internet at www.tucowsinc.com/investors.

For those unable to participate in the conference call at the scheduled time, it will be archived for replay both by telephone and via the Internet beginning approximately one hour following completion of the call. To access the archived conference call by telephone, dial 416-849-0833 or 1-855-859-2056 and enter the pass code 99525100 followed by the pound key.  The telephone replay will be available until Monday, August 20, 2012 at midnight. To access the archived conference call as an MP3 via the Internet, go to http://tucowsinc.com/investors.

 About Tucows

Tucows is a global Internet services company. OpenSRS (http://opensrs.com) manages over twelve million domain names and millions of value-added services through a reseller network of over 12,000 web hosts and ISPs. Hover (http://hover.com) is the easiest way for individuals and small businesses to manage their domain names and email addresses. Ting.com (https://ting.com) is a mobile phone service provider dedicated to bringing clarity and control to US mobile phone users. YummyNames (http://yummynames.com) owns and operates premium domain names that generate revenue through advertising or resale. More information can be found on Tucows’ corporate website (http://tucows.com).

This release includes forward-looking statements as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995.  In particular, this release includes forward looking statements regarding our expectations as to our financial results and the impact of our consistent growth and leverage. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements.  Information about potential factors that could affect Tucows’ business, results of operations and financial condition is included in the Risk Factors sections of Tucows’ filings with the Securities and Exchange Commission. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All forward-looking statements are based on information available to Tucows as of the date they are made.  Tucows assumes no obligation to update any forward-looking statements, except as may be required by law.

Tucows, OpenSRS, Hover, Ting, and YummyNames are registered trademarks of Tucows Inc. or its subsidiaries.

For further information:
Lawrence Chamberlain
TMX Equicom for Tucows Inc.
(416) 815-0700 ext. 257
lchamberlain@equicomgroup.com